UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2009 (September 29, 2009)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA		19317
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 29, 2009, Endo Pharmaceuticals Solutions Inc., a wholly-owned subsidiary of the Registrant, purchased $48,000,000 aggregate principal amount of Ledgemont PhaRMASM Secured 16% Notes due 2024 (the “Notes”) issued by Ledgemont Royalty Sub LLC, Endo Pharmaceuticals Solutions Inc.’s wholly-owned subsidiary. The Notes were purchased subject to a previously announced cash tender offer by Endo Pharmaceuticals Solutions Inc. for any and all outstanding Notes. The tender offer expired on September 24, 2009, at 5:00 p.m., New York City time (the “Expiration Time”).

As of the Expiration Time, $48,000,000 Notes had been validly tendered and not withdrawn. Endo Pharmaceuticals Solutions Inc. accepted Notes for payment at a purchase price of $1,000 per $1,000 principal amount, for a total amount of approximately $48,000,000 (excluding accrued and unpaid interest up to, but not including, the payment date for the Notes, fees and other expenses in connection with the tender offer). The aggregate principal amount of Notes accepted for purchase represents approximately 46% of the $105,000,000 aggregate principal amount of Notes that were outstanding prior to the Expiration Time.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.

(Registrant)

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: October 5, 2009